Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-4, of our report dated May 5, 2021, except for the effects of the restatement disclosed in Note 2 and the merger agreements disclosed Note 11, as to which the date is December 9, 2021 (which includes an explanatory paragraph relating to ACE Convergence Acquisition Corp.’s ability to continue as a going concern), relating to the financial statements of ACE Convergence Acquisition Corp., which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 31, 2022